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Silverstar Holdings Completes Initial $3 Million of a Total $9 Million Private Placement of Common Stock andWarrants

BOCA RATON, Fla., July 5, 2007 (PRIME NEWSWIRE) -- Silverstar Holdings, Ltd. (NasdaqCM:SSTR - News) today announced that it has completed an initial $3 million of a total $9 million private placement of common stock and warrants with institutional investors and management. Silverstar sold a total of 6,206,890 shares at $1.45 per share. Investors will also receive five year warrants to purchase approximately 4,344,826 shares of common stock at $2.10 per share. Roth Capital Partners served as placement agent on the offering. In the deal, Clive Kabatznik, CEO, and Mike Levy, Chairman, invested.

The terms of the definitive agreements require Silverstar to obtain the approval of its shareholders for the issuance of shares above 19.99% of its currently outstanding common stock. The Company has agreed to file a registration statement for the first 19.99% of shares issued, and has scheduled a special shareholder meeting for July 30, 2007 to vote on approval of the additional shares and other matters. A second registration statement will be filed once approved.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities mentioned in this release. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended. These securities described in this release have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent and effective registration statement covering such securities or an applicable exemption from such registration requirements.

About Silverstar Holdings:

Silverstar Holdings, Ltd. is a publicly traded company (NasdaqCM:SSTR - News) focusing on acquiring controlling positions in high-growth retail-driven and fee-based electronic game businesses that stand to benefit from the economies of scale generated by the Internet and other technology-related platforms. It currently owns Empire Interactive, PLC and Strategy First, Inc.

Empire Interactive is a leading publisher of interactive software. It develops and publishes a varied range of titles for all current platforms in the U.S., Europe, and Asia. Games such as FlatOut, Ford Racking, Big Mutha Truckers and Starsky & Hutch have all enjoyed success across the world. Its budget label is one of the fastest growing in Europe. Further information about Empire Interactive and its products can be found at http://www.empireinteractive.com.

The Empire Interactive logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3408 The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company’s filings with the Securities and Exchange Commission.

Contact:	Alliance Advisors, LLC Alan Sheinwald, President 914-669-0222 asheinwald@allianceadvisors.net